Exhibit 99.1

ATWOOD OCEANICS ANNOUNCES PROGRAM CHANGES FOR AUSTRALIA RIGS

FOR IMMEDIATE RELEASE

HOUSTON, March 21, 2016— Atwood Oceanics, Inc. (NYSE: ATW) announced today that its Australia subsidiary’s drilling services contract with Woodside Energy Ltd (“Woodside”) for the semisubmersible Atwood Eagle has been suspended by mutual agreement effective March 19, 2016 and the remaining term of 165 days has been transferred to the semisubmersible Atwood Osprey for Woodside’s utilization upon completion of the Atwood Osprey’s current drilling program. The material contractual terms and conditions, including dayrate, of the Woodside drilling services contract remain unchanged after this assignment to the Atwood Osprey.

The Atwood Eagle will temporarily remain in Australia until plans are finalized for its mobilization to Singapore, where the rig will be available for hire.

Atwood Oceanics, Inc. is a leading offshore drilling contractor engaged in the drilling and completion of exploratory and developmental wells for the global oil and gas industry. The Company currently owns 11 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol “ATW.” For more information about the Company, please visit www.atwd.com.

Contact: Mark W. Smith

Senior Vice President and CFO

(281) 749-7840

Forward Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.